800 Sedcond Avenue	Tel 212 682 6300
New York, NY 10017	Fax 212 697 0910
Exhibit 99.2

Compass Diversified Trust	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Michael Cimini
203.221.1703	212.896.1249 / 212.896.1233
jim@compassequity.com	jgoldberger@kcsa.com / mcimini@kcsa.com
Compass Diversified Trust Acquires Controlling Interest In
Anodyne Medical Device, Inc.
WESTPORT, CT, August 1, 2006 — Compass Diversified Trust (Nasdaq NMS: CODI) (the “Trust”) announced today that its subsidiary, Compass Group Diversified Holdings, LLC (the “Company”), has acquired a controlling interest in Anodyne Medical Device, Inc. (“AMD”), a leading manufacturer of medical support surfaces and patient positioning devices headquartered in Los Angeles, California. Medical support surfaces and patient positioning devices are used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. Total consideration for the transaction, which included the acquisition of a controlling equity interest in and loans made to AMD, was approximately $30.4 million, and included cash and the issuance of 950,000 shares of the Trust.
AMD was initially formed by Compass Group Investments, Inc. (“CGI”) and Hollywood Capital, Inc. in February 2006 to acquire AMF Support Surfaces, Inc. and SenTech Medical Systems, Inc., located in Corona, CA and Coral Springs, FL, respectively. AMF Support Surfaces is a leading manufacturer of powered and static mattress replacement systems, mattress overlays, seating cushions and patient positing devices. SenTech Medical Systems is a leading designer and manufacturer of advanced electronically controlled alternating pressure, low air loss and lateral rotation specialty support surfaces for the wound care industry.
Commenting on the acquisition, I. Joseph Massoud, The Company’s Chief Executive Officer, said, “We are pleased to have completed our first platform acquisition since our IPO in May. With a strong presence on the east and west coasts, Anodyne has a tremendous opportunity to capitalize on two major market opportunities – aging baby boomers and the increased incidence of obesity. Anodyne operates in a highly fragmented industry that is ripe for continued consolidation, which is consistent with our model for owning and operating companies and which we believe provides strong incremental growth potential.”
Terms of the transaction are disclosed more fully on the Company’s current report on Form 8-k.
Duff & Phelps provided a fairness opinion to the Company’s board of directors on the transaction.
About Compass Diversified Trust
Compass Diversified Trust and its subsidiary, Compass Group Diversified Holdings LLC, (collectively, “Compass”) were formed to acquire and manage a group of small to middle market

800 Sedcond Avenue	Tel 212 682 6300	E-mail pr@kcsa.com
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businesses that are headquartered in the United States. In addition to Anodyne Medical Device, Inc., Compass has controlling interests in four businesses: CBS Personnel Holdings, Inc., a human resources outsourcing firm; Crosman Acquisition Corporation, a recreational products company; Compass AC Holdings, Inc., an electronic components manufacturer; and Silvue Technologies Group, Inc., a global chemical hardcoatings manufacturer. Compass works with the management teams of North American based small to middle market businesses to identify and capitalize on diverse acquisition opportunities that satisfy Compass’ acquisition criteria. Compass seeks to acquire controlling interest in businesses that have stable and growing cash flows, maintain strong niche market presences and have positive macroeconomic outlooks.
To find out more about Compass Diversified Trust (NASDAQ: CODI), visit the Company’s websites at www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Compass and each of the four initial businesses. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10Q filed by Compass with the Securities and Exchange Commission for the quarter ended March 31,2006 and other filings with the Securities and Exchange Commission. Compass undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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800 Sedcond Avenue	Tel 212 682 6300	E-mail pr@kcsa.com
New York, NY 10017	Fax 212 697 0910	www.kcsa.com